Filed pursuant to Rule 424(b)(3)Registration
Statement File No. 333-114786

PROSPECTUS SUPPLEMENT DATED JUNE 25, 2004
TO
PROSPECTUS DATED MAY 11, 2004
ENER1, INC.

        This prospectus supplement should be read in conjunction with our prospectus dated May 11, 2004, and in particular “Risk Factors” beginning on page 3 of the prospectus.

        This prospectus supplement includes the attached Current Report on Form 8K of Ener1, Inc., filed with the Securities and Exchange Commission on June 25, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2004

ENER1, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-21138

FLORIDA	59-2479377
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

550 West Cypress Creek Road
Fort Lauderdale, Florida
(Address of principal executive offices)

33309
(Zip Code)

(954) 202-4442
(Registrant’s telephone number, including area code)

Item 5. Other Events

        Ener1, Inc. (“Ener1” or the “Company”), Ener1 Acquisition Corp., a wholly-owned subsidiary of the Company (“Acquisition”) and Splinex Technology Inc. (“Splinex”), a company affiliated with the Company through common ownership, entered into an Agreement and Plan of Merger, dated as of June 9, 2004, under which Acquisition will merge with and into Splinex (the “Merger”). Splinex will be the surviving company in the Merger and will issue 5,000,000 shares of its common stock, par value $0.001 per share, to Ener1 (the “Merger Consideration”). Immediately following the Merger, Ener1 will distribute the Merger Consideration to its shareholders on a pro rata basis (the “Distribution”). Splinex is currently a privately held company with one stockholder, Splinex, LLC, but Splinex will become a publicly held company as a result of the Merger and the Distribution. Immediately after the Merger and the Distribution, Splinex, LLC and the Ener1 shareholders will own 95% and 5%, respectively, of Splinex’s outstanding common stock. On June 24, 2004, Splinex filed a registration statement on Form S-1 to register the shares that will be issued in the Merger. The registration statement also registers the resale of Splinex common stock currently held by Splinex’s sole stockholder and the resale of the shares of Splinex common stock that will be received by certain Ener1 shareholders in the Distribution who will be affiliates of Splinex following the Merger.

        The parties’ obligations to close the Merger are subject to the effectiveness of the registration statement filed by Splinex, receipt of any required consents and other customary conditions.

        Three of Ener1‘s directors, Dr. Peter Novak and Messrs. Mike Zoi and Boris Zingarevich beneficially own an aggregate of 37.5% of the voting membership interests (and an aggregate of 38.25% of the economic membership interests) of Splinex, LLC. They also collectively beneficially own all of the outstanding common stock of Ener1 Group, Inc. which owns approximately 88% of the outstanding common stock of Ener1. Two of Ener1‘s directors, Kevin P. Fitzgerald and Peter Novak, are also directors of Splinex; Dr. Novak is also the President of Splinex.

        Ener1‘s board of directors unanimously approved the Agreement and Plan of Merger. Ener1 shareholders are not being asked to approve the Merger or the Distribution and are not required to take any action in connection with the Merger or the Distribution.

        The Agreement and Plan of Merger by and among Ener1, Acquisition and Splinex is an exhibit to this Current Report and is incorporated herein by reference in its entirety.

Item 7. Exhibits

10.1 Agreement and Plan of Merger, dated as of June 9, 2004 by and among Ener1, Inc., Ener1 Acquisition Corp. and Splinex Technology Inc. incorporated by reference to Exhibit 2.1 to the registration statement on Form S-1 filed by Splinex Technology Inc. on June 24, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2004	Ener1, Inc. (Registrant) By: /s/ Kevin P. Fitzgerald Kevin P. Fitzgerald Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated as of June 9, 2004 by and among Ener1, Inc., Ener1 Acquisition Corp. and Splinex Technology Inc. incorporated by reference to Exhibit 2.1 to the registration statement on Form S-1 filed by Splinex Technology Inc. on June 24, 2004.